EXHIBIT 23.4

[Letterhead of Mori Hamada & Matsumoto]

CONSENT

Mori Hamada & Matsumoto hereby consents to the use of its name as it appears under the caption “VALIDITY OF SECURITIES” in the Prospectus constituting a part of, and under the caption “AGREEMENT TO PROVIDE LEGAL OPINION” in Part II of, the Registration Statement filed by Japan Bank for International Cooperation and Japan with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, on April 21, 2017.

Dated: April 21, 2017

Mori Hamada & Matsumoto

By	/s/ Toshimitsu Nemoto
Toshimitsu Nemoto

Exh. 23.4-1